Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE
7720 N. Dobson Road
CONTACT:	Scottsdale, AZ 85256
Kara Stancell (media)	(602) 808-8800
Sean Andrews (investors)	www.Medicis.com
(480) 291-5854
MEDICIS REPORTS FOURTH QUARTER AND YEAR-END 2009
FINANCIAL RESULTS
RECORD QUARTERLY AND ANNUAL REVENUES AND PROFIT
SCOTTSDALE, Ariz.—February 25, 2010—
Fourth Quarter 2009 Financial Highlights
▪	Revenues, $179.0 million, increased approximately 31.7% versus previous year

▪	Non-GAAP net income, $44.5 million, increased approximately 72.4% versus previous year

▪	Non-GAAP EPS, $0.68, increased approximately 65.2% versus previous year

▪	GAAP net income of approximately $38.9 million

▪	GAAP EPS of $0.60

▪	Cash flow from operations of approximately $40.4 million

▪	Total cash, cash equivalents and short- and long-term investments of approximately $553.8 million
Medicis (NYSE:MRX) today announced revenues of approximately $179.0 million for the three months ended December 31, 2009, compared to revenues of approximately $136.0 million for the three months ended December 31, 2008, which represents an increase of approximately $43.0 million, or approximately 31.7%.
Non-generally accepted accounting principles (non-GAAP) net income per diluted share (defined below) for the three months ended December 31, 2009, was $0.68, compared to non-GAAP net income per diluted share of $0.41 for the three months ended December 31, 2008, which represents an increase of $0.27 per diluted share, or approximately 65.2%.
The Company’s achievement of approximately $179.0 million in revenues and non-GAAP net income of $0.68 per diluted share compares favorably to the Company’s published guidance of $168-$174 million in revenues and $0.58-$0.62 in non-GAAP net income per diluted share for the three months ended December 31, 2009.
“We are pleased to announce a very strong fourth quarter and year end,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “2009 was a year of success in the face of challenges, and I am very proud of my colleagues for helping us exceed our earnings objectives in the face of difficult market conditions. We saw growth in our U.S. aesthetics franchise with the launch of DYSPORT™, coupled with strong performance by the RESTYLANE® franchise. We were able to grow our SOLODYN® brand, with a notable increase in prescriptions written, the introduction of new SOLODYN strengths and the issuance of new patents. We also launched the LIPOSONIX™ system1 in Canada, with positive feedback from physicians and their patients. As we enter 2010, we are focused on our commitment to provide physicians leading products and devices accompanied by consistently outstanding customer service. Additionally, we thank our stockholders for their continued support in 2010 as we focus with anticipation on innovative marketing efforts, continued brand growth and the advancement of our research and development projects.”
Non-GAAP net income for the three months ended December 31, 2009, was approximately $44.5 million, compared to non-GAAP net income of approximately $25.8 million for the three months ended December 31, 2008, which represents an increase of approximately $18.7 million, or approximately 72.4%. Non-GAAP net income for the three months ended December 31, 2009, excludes charges totaling approximately $7.8 million (pre-tax), consisting of research and development (R&D) regulatory milestone payments to Medicis partners and related transaction costs. Non-GAAP net income for the three months ended December 31, 2008, excluded charges totaling approximately $43.6 million (pre-tax), consisting of a $40.0 million (pre-tax) payment relating to the Impax transaction and a $3.6 million (non-deductible) charge relating to the Company’s investment in Revance.
GAAP net income for the three months ended December 31, 2009, was approximately $38.9 million, compared to GAAP net loss of approximately ($8.6) million for the three months ended December 31, 2008. GAAP net income per diluted share for the three months ended December 31, 2009, was $0.60, compared to GAAP net loss per diluted share of ($0.15) for the three months ended December 31, 2008.
For the twelve months ended December 31, 2009, Medicis recorded revenues of approximately $571.9 million, compared to revenues of approximately $517.8 million for the twelve months ended December 31, 2008, representing an increase of approximately $54.1 million, or approximately 10.5%.
Non-GAAP net income per diluted share for the twelve months ended December 31, 2009, was $1.68, compared to non-GAAP net income per diluted share of $1.47 for the twelve months ended December 31, 2008, which represents an increase of $0.21 per diluted share, or approximately 14.1%.
Non-GAAP net income for the twelve months ended December 31, 2009, was approximately $106.5 million, compared to non-GAAP net income of approximately $94.4 million for the twelve months ended December 31, 2008, which represents an increase of approximately $12.1 million, or approximately 12.9%. Non-GAAP net income for the twelve months ended December 31, 2009, excludes charges totaling approximately $33.5 million (pre-tax), consisting of R&D regulatory milestone payments to Medicis partners and related transaction costs and a $2.9 million (non-deductible) charge related to the Company’s investment in Revance, partially offset by a $2.2 million (pre-tax) net gain on the sale of Medicis Pediatrics to BioMarin Pharmaceutical, Inc. (BioMarin). Non-GAAP net income for the twelve months ended December 31, 2008, excluded charges totaling approximately $109.4 million (pre-tax), consisting of a $40.0 million (pre-tax) payment relating to the Impax transaction, a $25.0 million (pre-tax) payment to Ipsen for the DYSPORT Biologics License Application (BLA) acceptance by the U.S. Food and Drug Administration (FDA), a $30.5 million (non-deductible) acquired in-process R&D charge associated with the LipoSonix acquisition, a

$9.1 million (non-deductible) charge related to the Company’s investment in Revance and a $4.8 million (pre-tax) charge associated with lease exit costs.
GAAP net income for the twelve months ended December 31, 2009, was approximately $76.0 million, compared to GAAP net income of approximately $10.3 million for the twelve months ended December 31, 2008. GAAP net income per diluted share for the twelve months ended December 31, 2009, was $1.21, compared to GAAP net income per diluted share of $0.18 for the twelve months ended December 31, 2008.
The Company’s achievement of approximately $571.9 million in revenues and non-GAAP net income of $1.68 per diluted share compares favorably to the Company’s published guidance of $561-$567 million in revenues and $1.56-$1.60 in non-GAAP net income per diluted share for the twelve months ended December 31, 2009.
Acne Products
Medicis recorded revenues of approximately $131.4 million from sales of its acne products for the three months ended December 31, 2009, compared to revenues of approximately $92.2 million for the three months ended December 31, 2008, which represents an increase of approximately $39.2 million, or approximately 42.5%. For the twelve months ended December 31, 2009, the Company recorded revenues of approximately $398.9 million from sales of its acne products, compared to revenues of approximately $325.0 million for the twelve months ended December 31, 2008, which represents an increase of approximately $73.9 million, or approximately 22.7%. These increases are due primarily to the strong demand for SOLODYN, TRIAZ® and ZIANA®, resulting in increased sales. Medicis’ acne products include primarily SOLODYN, TRIAZ and ZIANA.
Non-Acne Products
Medicis recorded revenues of approximately $37.5 million associated with its non-acne products for the three months ended December 31, 2009, compared to revenues of approximately $34.3 million for the three months ended December 31, 2008, which represents an increase of approximately $3.2 million, or approximately 9.5%. This increase is due primarily to the launch of DYSPORT and increased sales of the RESTYLANE franchise, offset by decreased sales of LOPROX® due to the introduction of generic competition. For the twelve months ended December 31, 2009, the Company recorded revenues of approximately $133.6 million associated with its non-acne products, compared to revenues of approximately $148.0 million for the twelve months ended December 31, 2008, which represents a decrease of approximately $14.4 million, or approximately 9.7%. This decrease is a result of the non-acne products category being more sensitive to weaknesses in the U.S. economy than the acne products category, and decreased sales of LOPROX due to the introduction of generic competition. Medicis’ non-acne products include primarily DYSPORT, PERLANE®, RESTYLANE and VANOS®.
Other Non-Dermatological Products
Medicis recorded revenues of approximately $10.1 million associated with its other non-dermatological products for the three months ended December 31, 2009, compared to revenues of approximately $9.5 million for the three months ended December 31, 2008, which represents an increase of approximately $0.6 million, or approximately 6.5%. This increase is due primarily to increased sales of AMMONUL® and BUPHENYL®, offset by a reduction in contract revenue. For the twelve months ended December 31, 2009, the Company recorded revenues of approximately $39.5 million associated with its other non-dermatological products, compared to revenues of approximately $44.8 million for the twelve months ended December 31, 2008, which represents a decrease of approximately $5.3 million, or approximately 11.9%. This decrease is due primarily to a reduction in contract revenue. Medicis’ other non-dermatological products include primarily AMMONUL, BUPHENYL, LIPOSONIX1 and contract revenue.
Other Income Statement Items
Gross profit margin for the three months ended December 31, 2009, decreased approximately 6.1 percentage points to approximately 88.4%, compared to approximately 94.5% for the three months ended December 31, 2008, and decreased approximately 2.7 percentage points, compared to the three months ended September 30, 2009. For the twelve months ended December 31, 2009, gross profit margin decreased approximately 2.4 percentage points to approximately 90.1%, compared to approximately 92.5% for the twelve months ended December 31, 2008. These decreases are due primarily to product mix, which included sales associated with the launch of the lower-margin product DYSPORT, as well as inventory reserves taken during the quarter for inventory projected not to be sold by the expiry dates.
Selling, general and administrative (SG&A) expense for the three months ended December 31, 2009, was approximately $68.9 million, or approximately 38.5% of revenues, compared to approximately $64.3 million, or approximately 47.3% of revenues, for the three months ended December 31, 2008. For the twelve months ended December 31, 2009, the Company recorded SG&A expense of approximately $282.9 million, or approximately 49.5% of revenues, compared to approximately $279.8 million, or approximately 54.0% of revenues, for the twelve months ended December 31, 2008. These increases in SG&A are due primarily to increased personnel costs related to an increase in our employee base and the effect of annual salary increases, as well as promotional expenses associated with the launch of DYSPORT, partially offset by decreased professional and consulting expenses.
R&D expense for the three months ended December 31, 2009, was approximately $19.0 million, compared to approximately $50.6 million for the three months ended December 31, 2008. R&D expense for the three months ended December 31, 2009, includes a purchased R&D charge of $7.5 million associated with regulatory milestone payments to Medicis partners. R&D expense for the three months ended December 31, 2008, included a $40.0 million purchased R&D charge associated with the Impax transaction. R&D expense for the twelve months ended December 31, 2009, was approximately $71.8 million, compared to approximately $99.9 million for the twelve months ended December 31, 2008. R&D expense for the twelve months ended December 31, 2009, includes purchased R&D charges of $32.5 million associated with regulatory milestone payments to Medicis partners. R&D expense for the twelve months ended December 31, 2008, included the $40.0 million purchased R&D charge relating to the Impax transaction and a $25.0 million payment to Ipsen for the DYSPORT BLA acceptance by FDA. Non-GAAP R&D expense, which is net of the charges listed above, for the three months ended December 31, 2009, increased approximately $0.9 million, or approximately 8.8%, as compared to non-GAAP R&D expense for the three months ended December 31, 2008. Non-GAAP R&D expense for the twelve months ended December 31, 2009, increased approximately $4.3 million, or approximately 12.5%, as compared to non-GAAP R&D expense for the twelve months ended December 31, 2008. These increases are due primarily to R&D efforts associated with LIPOSONIX1 in anticipation of the U.S. regulatory filing with FDA.
Other income for the twelve months ended December 31, 2009, was $0.9 million, which consisted of a $2.2 million (pre-tax) net gain on the sale of Medicis Pediatrics to BioMarin and a $1.5 million gain related to our auction rate securities investments that had been other-

than-temporarily impaired in 2008, partially offset by a $2.9 million (non-deductible) charge related to our investment in Revance.
Cash Flow
The Company’s cash flow from operations was approximately $40.4 million for the three months ended December 31, 2009, and approximately $177.9 million for the twelve months ended December 31, 2009. Cash flow within the periods was due primarily to the Company’s strong net profitability and changes in working capital.
2010 Guidance
Based upon information available currently to the Company’s management, the Company’s financial guidance for 2010 is anticipated as follows:
Calendar 2010
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year-End
	(3/31/10)	(6/30/10)	(9/30/10)	(12/31/10)	2010
	Estimated	Estimated	Estimated	Estimated	Estimated

Revenue	$160-$165	$165-$170	$170-$175	$175-$180	$670-$690

Non-GAAP diluted net income per share objectives	$0.39-$0.43	$0.43-$0.46	$0.47-$0.51	$0.51-$0.55	$1.80-$1.95
Additional 2010 Guidance Considerations
▪	Revenue and non-GAAP diluted net income per share objectives include a full year of SOLODYN revenue with no generic entry;

▪	gross profit margins of approximately 88-90% of revenues;

▪	SG&A expenses of approximately 47-49% of revenues;

▪	R&D expenses of approximately 8-10% of revenues;

▪	depreciation and amortization of approximately $30-$33 million for the year;

▪	effective tax rate of approximately 38-40%; and

▪	fully diluted weighted average shares outstanding of approximately 63-65 million shares.

The above guidance does not take into account the following:
▪	potential special charges associated with R&D milestones or contract payments;

▪	potential additional recognized losses on our auction rate securities investments;

▪	the impact of accounting for new collaborative arrangements with Medicis partners;

▪	the financial impact of changes in accounting or governmental pronouncements;

▪	charges related to the accounting for our investment in Revance or Hyperion;

▪	the impact of a potential generic launch to SOLODYN;

▪	the timing of additional SOLODYN patent allowances, if any;

▪	uncertainty relating to the reduction of the average selling price for covered products as a result of consumer rebate programs intended to stimulate demand for covered products; and

▪	the impact of the U.S. economy on the Company’s aesthetic and therapeutic franchises.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management.
Diluted Net Income Per Share
Diluted net income per share amounts are calculated using the “if-converted” method of accounting regardless of whether the Company’s outstanding convertible bonds meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
The Company has disclosed non-GAAP financial information in this press release to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results and competitors’ core operating results, and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP financial measures are informative to investors, allowing them to focus on the ongoing operations and core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP. Non-GAAP net income excludes certain items, such as R&D charges which result from payments made to Medicis partners, transaction costs, the impairment of long-lived assets and litigation reserves. These items may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events. Management believes that, by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands DYSPORT™ (abobotulinumtoxinA) 300 Units for Injection, PERLANE® Injectable Gel, PERLANE-L™ Injectable Gel with 0.3% Lidocaine, RESTYLANE® Injectable Gel, RESTYLANE-L™ Injectable Gel with 0.3% Lidocaine, DYNACIN® (minocycline HCl Tablets, USP), LOPROX® (ciclopirox) Gel 0.77% and Shampoo 1%, PLEXION® (sodium sulfacetamide 10% and sulfur 5%) Cleanser, Cleansing Cloths and Cream, SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide) 3%, 6% and 9% Cleansers and Pads, and 3% and 6% Foaming Cloths, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, the LIPOSONIX™ system1 and the over-the-counter brand ESOTERICA®.
For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
▪	the Company’s future prospects;

▪	revenues, gross profit margin, expense, tax rate and earnings guidance;

▪	information regarding business development activities and future regulatory approval of the Company’s products;

▪	the commercial success of the Company’s products;

▪	the patentability of certain intellectual property;

▪	the potential for generic competition to SOLODYN and other Medicis products;

▪	the future expansion of the aesthetics market; and

▪	expectations relating to the Company’s product development pipeline.

▪	It is possible that one or more of our patents covering SOLODYN may be found invalid or narrowed in scope as the result of a re-examination by the U.S. Patent and Trademark Office (“PTO”). If the PTO’s action led the court in the SOLODYN patent infringement suit to hold that the patent was invalid or not infringed, such a holding would permit the FDA to lift the 30-month stay on approval of ANDAs for generic versions of SOLODYN.
These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission (SEC). At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE franchise. The RESTYLANE franchise currently includes PERLANE, PERLANE-L, RESTYLANE and RESTYLANE-L.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
▪	the anticipated size of the markets and demand for the Company’s products;

▪	the availability of product supply or changes in the costs of raw materials;

▪	the receipt of required regulatory approvals;

▪	competitive developments affecting our products, such as the FDA approvals of Artefill®, Elevess™, Evolence®, Hydrelle™, Juvederm® Ultra, Juvederm® Ultra Plus, Juvederm® XC, Prevelle™ Silk, Radiesse® and Sculptra®, competitors to RESTYLANE and PERLANE, and generic forms of our DYNACIN Tablets, LOPROX, PLEXION, SOLODYN, VANOS or TRIAZ products;

▪	product liability claims;

▪	the introduction of federal and/or state regulations relating to the Company’s business;

▪	dependence on sales of key products;

▪	changes in the treatment practices of physicians that currently prescribe the Company’s products, including prescription levels;

▪	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

▪	dependence on the Company’s strategy (including the uncertainty of license payments and/or other payments due from third parties);

▪	changes in reimbursement policies of health plans and other health insurers;

▪	the timing and success of new product development by the Company or third parties;

▪	the inability to secure patent protection from filed patent applications, inadequate protection of the Company’s intellectual property or challenges to the validity or enforceability of the Medicis proprietary rights;

▪	the risks of pending and future litigation or government investigations; and

▪	other risks described from time to time in the Company’s filings with the SEC.
Forward-looking statements represent the judgment of the Company’s management as of the date of this release and the Company disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of the Company’s prescription products is available by contacting the Company. All trademarks are the property of their respective owners.

[1]	The LIPOSONIXTM system is not approved or cleared for sale in the U.S.

Medicis Pharmaceutical Corporation
Summary Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Product revenues	$176,157	$132,309	$561,761	$500,977
Contract revenues	2,883	3,662	10,154	16,773

Total revenues	179,040	135,971	571,915	517,750

Cost of revenues	20,780	7,529	56,833	38,714

Gross profit	158,260	128,442	515,082	479,036

Operating expenses:
Selling, general and administrative	68,935	64,259	282,950	279,768
Research and development	19,013	50,584	71,765	99,916
Depreciation and amortization	6,859	7,118	29,047	27,698
In-process research and development	—	—	—	30,500

Total operating expenses	94,807	121,961	383,762	437,882

Operating income	63,453	6,481	131,320	41,154

Interest income, net	(386)	(2,251)	(3,403)	(16,722)

Other (income) expense, net	(5)	10,006	(867)	15,470

Income tax expense	24,962	7,327	59,639	32,130

Net income (loss)	$38,882	$(8,601)	$75,951	$10,276

Basic net income (loss) per common share	$0.65	$(0.15)	$1.29	$0.18

Diluted net income (loss) per common share	$0.60	$(0.15)	$1.21	$0.18

Shares used in basic net income (loss) per common share	57,698	56,718	57,252	56,567

Shares used in diluted net income (loss) per common share	63,890	56,718	63,172	56,567

Cash flow from operations	$40,449	$5,045	$177,885	$45,770

Medicis Pharmaceutical Corporation
Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
Assets
Cash, cash equivalents & short-term investments	$528,280	$343,885
Accounts receivable, net	95,222	52,588
Inventory, net	25,985	24,226
Deferred tax assets	66,321	53,161
Other current assets	16,525	19,676

Total current assets	732,333	493,536
Property & equipment, net	25,247	26,300
Intangible assets, net	321,122	318,191
Deferred tax asset	64,947	77,149
Long-term investments	25,524	55,333
Other assets	3,025	2,925

Total assets	$1,172,198	$973,434

Liabilities and stockholders’ equity
Total current liabilities	$297,694	$185,901
Contingent convertible senior notes 2.5%, due 2032	169,145	169,145
Contingent convertible senior notes 1.5%, due 2033	181	181
Other liabilities	9,919	14,513
Stockholders’ equity	695,259	603,694

Total liabilities and stockholders’ equity	$1,172,198	$973,434

Working capital	$434,639	$307,635

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2009			December 31, 2009
	Dollar Value		EPS Impact	Dollar Value		EPS Impact

GAAP net income	$38,882			$75,951

Less: income allocated to participating securities	(1,254)			(2,363)

GAAP net income attributable to common shareholders	37,628		$0.65	73,588		$1.29
Less: net undistributed earnings allocated to unvested shareholders	(7)			(3)

Interest expense and associated bond offering costs (tax-effected)	666	{a}		2,666	{a}

GAAP “if-converted” net income and diluted EPS	38,287		$0.60	76,251		$1.21

Non-GAAP adjustments:

Research and development expenses and related transaction costs associated with our collaborations	7,800		$0.12	32,800		$0.52

Gain related to the sale of Medicis Pediatrics, net of professional fees	—		—	(2,210)		$(0.04)

Charge related to our investment in Revance	—		—	2,886		$0.05

Income tax effects related to the above transactions	(2,140)		$(0.03)	(2,892)		$(0.05)

Less: income allocated to participating securities and net undistributed earnings allocated to unvested shareholders related to the above transactions	(185)		$—	(968)		$(0.01)

Non-GAAP “if-converted” net income and diluted EPS	$43,762		$0.68	$105,867		$1.68

Shares used in basic net income per common share			57,698			57,252

Shares used in diluted net income per common share			63,890			63,172

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes of $0.7 million and $2.7 million are added back to GAAP net income for the three months and twelve months ended December 31, 2009, respectively.

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2008			December 31, 2008
	Dollar Value		EPS Impact	Dollar Value		EPS Impact

GAAP net (loss) income	$(8,601)			$10,276

Less: loss (income) allocated to participating securities	190			(158)

GAAP net (loss) income attributable to common shareholders	(8,411)		$(0.15)	10,118		$0.18
Less: net undistributed earnings allocated to unvested shareholders	—			—

Interest expense and associated bond offering costs (tax-effected)	666	{a}		4,202	{a}

GAAP “if-converted” net (loss) income and diluted EPS	(7,745)		$(0.12)	14,320		$0.22

Non-GAAP adjustments:

In-process research and development expense related to our acquisition of LipoSonix	—		—	30,500		$0.46

Research and development expenses related to our collaborations	40,000		$0.64	40,000		$0.60

Research and development expense related to milestone payment to Ipsen upon the FDA’s acceptance of DYSPORT BLA	—		—	25,000		$0.38

Charge related to our investment in Revance	3,606		$0.05	9,070		$0.14

Lease exit costs related to our former headquarters facility	—		—	4,813		$0.07

Income tax effects related to the above transactions	(9,169)		$(0.15)	(25,294)		$(0.38)

Less: income allocated to participating securities and net undistributed earnings allocated to unvested shareholders related to the above transactions	(723)		$(0.01)	(1,509)		$(0.02)

Non-GAAP “if-converted” net income and diluted EPS	$25,969		$0.41	$96,900		$1.47

Shares used in basic net income per common share			56,718			56,567

Shares used in diluted net income per common share			62,641			65,980

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $0.7 million and $4.2 million are added back to GAAP net income for the three months and twelve months ended December 31, 2008, respectively.
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